EXHIBIT 8.1

January 15, 2014

CorEnergy Infrastructure Trust, Inc.
4200 W. 115th Street, Suite 210
Leawood, KS 66211

Ladies and Gentlemen:

You have requested our opinion as special tax counsel to CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), in connection with the public offering and sale by the Company of 6,500,000 shares of the Company’s common stock, par value $0.001 per share, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (“SEC”) (File No. 333-176944)  and declared effective on June 7, 2012 (the “Registration Statement”), the prospectus dated June 7, 2012 (the “Prospectus”), and the final prospectus supplement dated January 15, 2014 (the “Prospectus Supplement”). Capitalized terms not defined herein shall have the meaning given them in the Prospectus.

This opinion is based on various facts and assumptions, including the facts set forth in the Prospectus and the Prospectus Supplement concerning the business, assets and governing documents of the Company.  To the extent we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies and (iii) the genuineness of all signatures.  We have also assumed that any statement made in any of the documents referred to herein "to the knowledge of" or "to the best of the knowledge of" any person or party or similarly qualified is correct without such qualification.

Based upon the foregoing, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the following paragraphs, the statements made in the Prospectus under the caption "U.S. Federal Income Tax Considerations," insofar as they discuss matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax consequences set forth therein.

As indicated in the Prospectus under the caption "U.S. Federal Income Tax Considerations" and in the Prospectus Supplement, the Company may in the future choose to be treated as a real estate investment trust (a “REIT”) for federal income tax purposes and to elect to be treated as a REIT.  Commencing with the taxable year in which the Company satisfies the stock ownership requirements of section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and assuming that the elections and other procedural steps referred to in the Prospectus and the Prospectus Supplement are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations will enable it to meet the requirements for qualification and taxation as a REIT under the Code.  As described in the Prospectus and the Prospectus Supplement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualifications imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Husch Blackwell LLP.  Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

                                                                                                      Husch Blackwell LLP

January 15, 2014

These opinions are given as of the date hereof and are based on the Internal Revenue Code of 1986, as amended (the "Code"), current Treasury Regulations promulgated thereunder and current interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Further, any material variation or material differences in the facts, assumptions or materials referred to above may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed herein and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion, and we are not undertaking to update this opinion letter after the date hereof.

This opinion has been prepared as of the date hereof for your use in accordance with the requirements of Item 601(b)(8) of SEC Regulation S-K in connection with the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm; provided, however, that this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including investors in Company’s securities pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Prospectus under the caption “U.S. Federal Income Tax Considerations” and “Legal Matters.”  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Husch Blackwell LLP

HUSCH BLACKWELL LLP

                                                                                                              Husch Blackwell LLP